Exhibit 23.3

TBPE REGISTERED ENGINEERING FIRM F-1580			FAX (713) 651-0849
1100 LOUISIANA	SUITE 3800	HOUSTON, TEXAS 77002-5218	TELEPHONE (713) 651-9191

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent oil and gas consultants, Ryder Scott Company, L.P. hereby consents to: (a) the use of our reports setting forth our estimates of proved reserves and future revenues, as of December 31, for the year 2007 to the interest of Apco Argentina Inc. in certain oil and gas properties; and (b) all references to our firm included in or made a part of Apco Argentina Inc. Annual Report on Form 10-K for the year ended December 31, 2009.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas
March 10, 2010

1200, 530 - 8TH AVENUE, S.W.	CAlGARY, ALBERTA T2P 3S8	TEL (403) 262-2799	FAX (403) 262-2790
621 17TH STREET, SUITE 1550	DENVER, COLORADO 80293-1501	TEL (303) 623-9147	FAX (303) 623-4258